[LETTERHEAD OF McGLADREY & PULLEN, LLP]



Securities and Exchange Commission
Washington, DC 20549


We were previously the independent accountants for Frontier Adjusters of America, Inc. and on August 2, 2000, we reported on the financial statements of Frontier Adjusters of America, Inc. as of and for the period ended June 30, 2000 and 1999. On September 6, 2000 we were notified that we were dismissed as independent accountants of Frontier Adjusters of America, Inc. for the year ended June 30, 2001.

We have read Frontier Adjusters of America, Inc.'s statements included in their Form 8-K dated September 6, 2000.

We have read such statements included under Item 4(a) and we agree with such statements, insofar as they relate to McGladrey & Pullen, LLP.


/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
September 19, 2000